UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 3, 2012, the Board of Directors (the “Board”) of Yahoo! Inc. (the “Company”) took the following actions, effective January 9, 2012: (1) appointed Scott Thompson, 54, to serve as Chief Executive Officer and President of the Company, and (2) increased the size of the Board from nine to ten members and appointed Mr. Thompson as a director. There are no arrangements or understandings between Mr. Thompson and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Thompson served as President of PayPal, a division of eBay, Inc., from January 2008 until January 3, 2011. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA, a U.S. credit company. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc.

On January 3, 2012, the Company entered into an employment letter agreement (the “Agreement”) with Mr. Thompson. The Agreement does not have a specified term, and Mr. Thompson’s employment with the Company will be on an at-will basis.

The Agreement provides that Mr. Thompson will receive an annual base salary of $1,000,000, subject to annual review, and will be eligible to receive an annual bonus under the Company’s annual Executive Incentive Plan with a target amount of 200% of base salary. The actual amount of the annual bonus will be determined by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) based upon the Company’s financial performance and, if applicable under the Company’s Executive Incentive Plan for the relevant year, Mr. Thompson’s performance for that year. However, Mr. Thompson’s annual bonus for 2012 will not be less than 50% of his target amount for that year.

Mr. Thompson will also be eligible to be granted annual equity grants at the time grants are generally made to senior executives as determined by the Compensation Committee. He will receive an annual grant for 2012 with a target value of $11,000,000, which is expected to be granted in February 2012. In addition, he will receive a one-time inducement grant with a value of $5,000,000 at the same time the Company makes its 2012 annual equity grants. Each of these equity grants will be in the same form and on the same terms as the annual grants for 2012 made to the Company’s senior executives generally but in any event will have dividend equivalent rights as noted below.

In addition, to compensate Mr. Thompson for the forfeiture of the value of his cash bonus and equity awards from his previous employer, the Agreement provides for Mr. Thompson to receive a cash bonus of $1,500,000 (the “Make-Whole Cash Bonus”) and a grant of restricted stock units with a grant-date value of $6,500,000 (the “Make-Whole RSUs”). The Make-Whole RSUs are expected to be granted on the Company’s regularly scheduled equity award grant date in late January 2012 after Mr. Thompson’s employment commences and are scheduled to vest as to a number of stock units with a grant-date value of $5,500,000 on March 15, 2012 and with respect to the remaining stock units subject to the grant on March 15, 2013. The Make-Whole Cash Bonus and the Make-Whole RSUs vesting in 2012 are subject to certain clawback provisions in the event Mr. Thompson terminates his employment without good reason during the first year of his employment with the Company. The Make-Whole RSUs, as well as any restricted stock units awarded as part of Mr. Thompson’s inducement grant and annual equity award for 2012, will carry specified dividend equivalent rights.

Mr. Thompson will be eligible to participate in the benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, 401(k) plan, and a Flexible Spending Plan. He will be entitled to four weeks of vacation per year. The Company will also reimburse Mr. Thompson for reasonable legal fees incurred in connection with entering into the Agreement, up to a maximum of $25,000.

If Mr. Thompson’s employment is terminated by the Company without cause or by Mr. Thompson for good reason, the Company will offer him severance benefits similar to the benefits it provides to other senior executives of the Company at the time of his termination. In addition, if Mr. Thompson’s employment is terminated by the Company without cause, by Mr. Thompson for good reason, or due to Mr. Thompson’s death or disability, the Make-Whole RSUs that are then outstanding and unvested will fully vest upon his termination.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company also intends to enter into its standard form indemnification agreement with Mr. Thompson, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 6, 2009 and is incorporated by reference herein.

Departure of Directors or Certain Officers

Effective January 9, 2012, Tim Morse will no longer serve as interim Chief Executive Officer and President of the Company. Mr. Morse will continue to serve as the Company’s Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated January 3, 2012, between Yahoo! Inc. and Scott Thompson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Michael J. Callahan
Name:	Michael J. Callahan
Title:	Executive Vice President, General Counsel and Secretary

Date: January 6, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated January 3, 2012, between Yahoo! Inc. and Scott Thompson